UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2025

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Dr. Menomonee Falls, WI	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	KSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On January 9, 2025, Kohl’s Corporation (“Kohl’s” or the “Company”) announced certain real estate and workforce rationalization actions to optimize its retail footprint and realign the Company’s workforce. Kohl’s will close its San Bernardino E-commerce Fulfillment Center (EFC) when the lease on that facility expires in May 2025, as well as 27 underperforming stores by April 2025. These measures are part of the Company’s ongoing effort to increase efficiency and support the health and future of its business.

The San Bernardino EFC is one of 15 EFCs and Distribution Centers in Kohl’s nationwide supply chain network. In recent years, the Company has increased efficiencies with advanced technology capabilities at newer EFC facilities and expanded its ability to fulfill customer orders from store locations, allowing the Company to continue fulfilling customer orders without the San Bernardino EFC. While Kohl’s continues to believe in the health and strength of its profitable store base, the stores identified for closure are underperforming and represent approximately 2.3% of the Company’s more than 1,150 locations. Impacted associates have been informed and offered a competitive severance package or the opportunity to apply to other open roles at Kohl’s.

Kohl’s currently estimates that it will recognize cumulative pre-tax charges of approximately $60 million to $80 million, including $30 million of non-cash charges in real estate and other asset-related charges, costs, and impairments and $30 million to $50 million of cash expenditures related to associate severance, benefits, and other exit costs. The Company expects that substantially all of these charges will be incurred in the fourth quarter of 2024.

The estimated charges and the timing of such charges are based on certain assumptions, including applicable law in various jurisdictions, and actual amounts may vary from such estimates based on a number of factors, including, but not limited to, negotiations with landlords and the number of associates impacted by these activities. The Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur as a result of or in connection with the implementation of the activities described herein. The Company intends to exclude these charges, which were not contemplated as part of the Company’s full year 2024 financial and capital allocation outlook provided on November 26, 2024, from its non-GAAP financial measures. Management believes excluding these charges from its non-GAAP financial measures is useful, as it provides enhanced visibility into our results excluding these charges.

Item 7.01.	Regulation FD Disclosure.

In light of the activities described under Item 2.05, the Company reaffirms its full year 2024 financial and capital allocation outlook, excluding the charges described above, as provided in the Company’s third quarter 2024 earnings release dated November 26, 2024.

The information in this Item 7.01 is furnished solely pursuant to Item 7.01 of Form 8-K. Consequently, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section. Further, the information in this Item 7.01 shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Statement Regarding Forward-Looking Information

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “intends,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. All statements, other than statements of historical fact, that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements regarding the Company’s expected costs and charges related to the real estate and workforce rationalization activities described under Item 2.05, including the amount and timing of such charges, and the Company’s financial and capital allocation outlook described under Item 7.01. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the assumptions underlying the estimated charges, which may understate the actual costs, charges, impairments, and expenditures incurred by the Company; the Company’s ability to meet its full year 2024 financial and capital allocation outlook or other expectations related to business performance; the risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which is expressly incorporated herein by reference; and other factors as may periodically be described in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update any of these statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2025	KOHL’S CORPORATION

	By:	/s/ Jennifer Kent
Jennifer Kent
Senior Executive Vice President,
Chief Legal Officer and Corporate Secretary